PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 10, 2011	(804) 217-5897

DYNEX CAPITAL, INC.  REPORTS FOURTH QUARTER
AND FULL YEAR RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported today net income of $9.6 million, or $0.40 diluted earnings per common share, for the fourth quarter of 2010 compared to net income of $4.1 million, or $0.23 diluted earnings per common share, for the fourth quarter of 2009.   The Company also reported net income of $29.5 million, or $1.41 diluted earnings per common share, for the year ended December 31, 2010 versus net income of $17.6 million, or $1.02 diluted earnings per common share, for the year ended December 31, 2009.

The Company reported that its book value per common share as of December 31, 2010 was $9.71 versus $9.80 at September 30, 2010 and $9.08 as of December 31, 2009.

Fourth Quarter 2010 Highlights

•
Raised and deployed a net $73.1 million in common equity capital during the quarter, increasing the investment portfolio to $1.6 billion at December 31, 2010 versus $1.1 billion as of September 30, 2010 and $0.9 billion as of December 31, 2009;

•	Generated net interest income of $10.9 million versus $8.4 million in the third quarter of 2010 and $7.0 million in the fourth quarter of 2009;
•	Earned a net interest spread of 3.07% for the fourth quarter of 2010 versus 2.98% for the third quarter of 2010 and 3.12% for the fourth quarter of 2009;
•	Converted the remaining Series D Preferred Stock outstanding into $41.7 million of common stock during the quarter; and
•	Increased overall leverage to approximately 4.6 times shareholders’ equity as of December 31, 2010 from 3.8 times as of September 30, 2010.

The Company has scheduled a conference call for Friday, February 11, 2011 at 11:00 a.m. ET, to discuss fourth quarter and full year 2010 results.  The call may be accessed by dialing 1-877-317-6789 and will also be available by webcast over the internet at www.dynexcapital.com through a link provided on the “Investor Relations” page under “IR Highlights.”

 Management Comments

Thomas Akin, Chairman and Chief Executive Officer, commented, “Our strong results for the fourth quarter reflect successful execution of our hybrid investment strategy.  Our short-duration Agency RMBS portfolio is performing exceptionally well in this benign prepayment environment and our non-Agency CMBS portfolio continues to generate solid earnings and cash flows.  We were able to fully deploy the proceeds from our common equity offering in December by the end of the year primarily in Hybrid Agency ARMs.   As of today, our current market capitalization exceeds $322 million, which is almost triple our market capitalization from a year ago. We continue to see a number of significant current market opportunities to leverage our capital and expertise.  Our expectation for 2011 is continued growth and a favorable operating environment for the Company.  We anticipate modestly increasing our leverage in 2011 and continuing to build on our core short duration strategy in the Agency and non-Agency MBS portfolios.”

Results of Operations

Net interest income increased to $10.9 million for the fourth quarter of 2010 from $7.0 million for the same period in 2009.  The increase in net interest income is attributable to growth in average interest earning investments to $1.2 billion for the quarter versus $0.8 billion in the fourth quarter of 2009. Agency MBS and non-Agency MBS net interest income increased to $7.3 million and $2.8 million, respectively, for the fourth quarter of 2010 versus $5.5 million and $0.4 million, respectively, for the fourth quarter of 2009.  Premium amortization on investments, which reduces net interest income, was $1.4 million for the fourth quarter of 2010, $0.7 million for the third quarter of 2010, and $0.7 million for the fourth quarter of 2009.  Premium amortization on investments for the fourth quarter of 2010 increased versus both the third quarter of 2010 and fourth quarter of 2009 due to the greater amount of premium Agency MBS in the Company’s investment portfolio during the fourth quarter of 2010.

Net portfolio interest spread for the fourth quarter of 2010 was 3.07%, which is the difference between the yield of 4.32% on the Company’s interest-earning investment portfolio and its cost of funds of 1.25%.  The net interest spread was 2.98% for the third quarter of 2010 and 3.12% for the fourth quarter of 2009.  The net portfolio interest spread increased in the fourth quarter of 2010 from the third quarter of 2010 primarily due to a 39 basis point decline in our weighted average borrowing costs, which was mainly due to reductions in borrowing costs for repurchase agreements collateralized by non-Agency MBS.

Gain on sale of investments includes $2.2 million in gains from the liquidation of a $3.5 million delinquent securitized commercial mortgage loan during the quarter.  General and administrative expense increased to $2.9 million for the fourth quarter of 2010 from $1.7 million for the fourth quarter of 2009, primarily because of $1.1 million of bonus expenses accrued during the quarter related to the Company’s 2010 activities and results pursuant to the performance bonus program for executive management.

Agency MBS Investments

The Company’s Agency MBS portfolio, and specifically the Company’s investments in Hybrid Agency ARMs and fixed rate Agency CMBS, increased substantially during the fourth quarter of 2010 as the Company deployed the net proceeds of its common equity capital raising activities. As of December 31, 2010, the Company had $763.1 million in Hybrid Agency ARMs with a weighted average months-to-reset of 34 months, $226.6 million in Agency ARMs with a weighted average months-to-reset of 6 months, and $206.6 million in fixed rate Agency CMBS.  The Company’s Agency MBS at December 31, 2010 consisted of $901.9 million in Fannie Mae Agency MBS and $294.4 million in Freddie Mac Agency MBS.  The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:

(amounts in thousands)	Quarter ended Dec 31, 2010	Quarter ended Sept 30, 2010	Quarter ended Dec 31, 2009
Weighted average annualized yield for the period	3.42%	3.44%	4.03%
Weighted average annualized cost of funds including interest rate swaps for the period	0.64%	0.68%	0.45%
Net interest spread for the period	2.78%	2.76%	3.58%
Average balance for the period	$839,374	$574,395	$577,380
CPR for the period	23.4%	26.3%	17.8%
Weighted average coupon	4.49%	4.40%	4.79%
Weighted average months-to-reset on ARMs, period end	27	23	20
Amortized cost (as a % of par), period end	105.5%	104.5%	102.3%
Weighted average repurchase agreement original term to maturity (days), period end	50	52	59

Non-Agency Investments

As of December 31, 2010, the fair value of the Company’s non-Agency CMBS and RMBS was $254.3 million and $15.4 million, respectively.  Below is certain information about the Company’s non-Agency MBS and securitized mortgage loan portfolio as of and for the quarter ended December 31, 2010:

(amounts in thousands)	CMBS	RMBS	Securitized loans
Principal balance	$247,501	$16,101	$153,614
Amortized cost basis, net of reserves	$241,557	$15,124	$152,962
Average balance for the quarter, amortized cost	$228,409	$15,664	$159,711
Weighted average annualized yield for the period	6.25%	5.25%	6.18%
Weighted average annualized cost of funds	2.51%	1.36%	3.09%
Net interest spread for the period	3.74%	3.89%	3.09%
Amortized cost (excluding reserves) as a % of par	97.6%	93.9%	100.3%
Percentage ‘AAA’ and ‘AA’-rated	80.2%	59.1%	65.7%
Percentage below ‘AA’-rated	19.8%	40.9%	34.3%

Seriously delinquent loans (loans 60+ days past due) in the Company’s securitized mortgage loan portfolio totaled $17.7 million as of December 31, 2010 versus $18.3 million as of September 30, 2010.  Approximately $1.8 million of the delinquent loans have some form of insurance or other credit support which substantially reduces or eliminates the Company’s exposure to losses on these loans.  The Company has recorded an allowance for loan losses of $4.5 million for its securitized mortgage loan portfolio.

Hedging Activities

During the fourth quarter of 2010 the Company entered into $130 million of pay-fixed interest rate swaps with a weighted average initial term of 5 years.  As of December 31, 2010, the Company had a total of $345 million in pay-fixed interest rate swaps with a weighted average rate of 1.67% and a weighted average remaining maturity of 38 months.  The interest rate swaps are being used to hedge the Company’s exposure to changes in LIBOR for its repurchase agreement borrowings.

Shareholders’ Equity and Book Value per Common Share

Shareholders’ equity was $294.7 million as of December 31, 2010 versus $225.5 million as of September 30, 2010 and $168.8 million as of December 31, 2009.  Book value per common share was $9.71 as of December 31, 2010 versus $9.80 as of September 30, 2010 and $9.08 as of December 31, 2009.  During the fourth quarter of 2010, the Company issued 7.4 million shares in common stock for net proceeds of $73.1 million through a common stock offering and through its equity placement program.  Shareholders’ equity increased during 2010 by $126.0 million primarily from the issuance of $116.6 million in common equity during the year, earnings in excess of dividends paid of $6.6 million, and an increase of $2.3 million in accumulated other comprehensive income.

The following table summarizes the allocation of the Company’s shareholders’ equity as of December 31, 2010 and the net earnings contribution for the fourth quarter and 2010 fiscal year on each component of the Company’s balance sheet:

(amounts in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders’ Equity	% of Shareholders’ Equity	4Q10 Net Interest Income Contribution(2)	2010 Net Interest Income Contribution(2)
Agency RMBS	$989,743	$(869,537)	$120,206	40.8%	$5,743	$18,893
Agency CMBS	206,568	(150,178)	56,390	19.1%	1,517	2,372
Non-Agency CMBS	254,301	(200,328)	53,973	18.3%	2,624	9,093
Non-Agency RMBS	15,408	(12,126)	3,282	1.1%	161	550
Securitized mortgage loans	152,962	(109,119)	43,843	14.9%	984	4,641
Other investments	1,229	–	1,229	0.4%	30	(60)
Hedging instruments	692	(3,532)	(2,840)	(1.0)%	(781)	(2,479)
Cash and cash equivalents	18,836	–	18,836	6.4%	3	11
Other assets/other liabilities	12,191	(12,407)	(216)	–	5	25
	$1,651,930	$(1,357,227)	$294,703	100.0%	$10,286	$33,046

(1)
Associated financing for investments includes repurchase agreements, securitization financing issued to third parties and TALF financing (the latter two of which are presented on the Company’s balance sheet as “non-recourse collateralized financing”).  Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Amount equals net interest income after provision for loan losses.

Company Description

Dynex Capital, Inc. is a real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, characteristics of future investment environments, our future investment strategies, our future leverage levels and financing strategies, and the expected performance of certain of our investments. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,  the full impacts of which are unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except per share data)

	December 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Agency MBS	$1,196,311	$594,120
Non-Agency MBS	269,709	109,110
Securitized mortgage loans, net	152,962	212,471
Other investments	1,229	2,280
	1,620,211	917,981

Cash and cash equivalents	18,836	30,173
Derivative assets	692	1,008
Accrued interest receivable	6,105	4,583
Other assets	6,086	4,317
	$1,651,930	$958,062

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$1,234,183	$638,329
Non-recourse collateralized financing	107,105	143,081
Derivative liabilities	3,532	–
Accrued interest payable	1,079	1,208
Accrued dividends payable	8,192	4,207
Other liabilities	3,136	2,484
	1,357,227	789,309

SHAREHOLDERS' EQUITY:
Preferred stock	–	41,749
Common stock	303	139
Additional paid-in capital	538,304	379,717
Accumulated other comprehensive income	12,403	10,061
Accumulated deficit	(256,307)	(262,913)
	294,703	168,753
	$1,651,930	$958,062

Book value per common share	$9.71	$9.08

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income:
Agency MBS	$7,835	$6,018	$22,920	$20,962
Non-Agency MBS	3,904	393	13,491	863
Securitized mortgage loans	2,508	4,032	12,234	17,169
Other investments	31	42	125	226
Cash and cash equivalents	3	3	11	16
	14,281	10,488	48,781	39,236

Interest expense	3,385	3,445	14,356	14,671

Net interest income	10,896	7,043	34,425	24,565
Provision for loan losses	(610)	(216)	(1,379)	(782)

Net interest income after provision for loan losses	10,286	6,827	33,046	23,783

Gain (loss) on sale of investments, net	2,098	(50)	2,891	171
Fair value adjustments, net	64	524	294	205
Other income (expense), net	109	(1,531)	2,058	138
General and administrative expenses:
Compensation and benefits	(1,898)	(850)	(4,930)	(3,626)
Other general and administrative expenses	(1,013)	(845)	(3,887)	(3,090)

Net income	9,646	4,075	29,472	17,581
Preferred stock dividends	–	(1,003)	(3,061)	(4,010)

Net income to common shareholders	$9,646	$3,072	$26,411	$13,571

Weighted average common shares:
Basic	23,717	13,622	17,595	13,088
Diluted	24,368	13,625	20,919	17,311

Net income per common share:
Basic	$0.41	$0.23	$1.50	$1.04
Diluted	$0.40	$0.23	$1.41	$1.02